EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                                               12 MONTHS ENDED
                                                           --------------------------------------------------------
                                                           DECEMBER    DECEMBER    DECEMBER    DECEMBER    DECEMBER
                                                             1997        1996        1995        1994        1993
                                                           --------    --------    --------    --------    --------
                                                                           (IN MILLIONS OF DOLLARS)
Net Income..............................................    $282.8      $310.8      $338.0      $323.6      $309.8
Taxes on Income.........................................     161.5       169.2       172.4       156.7       140.8
                                                           --------    --------    --------    --------    --------
Adjusted Net Income.....................................    $444.3      $480.0      $510.4      $480.3      $450.6
                                                           --------    --------    --------    --------    --------
Fixed Charges:
  Interest and Amortization of Debt Discount and Expense
     and Premium on all Indebtedness....................    $234.2      $203.9      $206.7      $204.2      $199.4
  Capitalized Interest..................................       8.4        15.7        15.0        12.4        16.2
  Interest Factor in Rentals............................       1.9         1.5         2.1         2.0         2.1
                                                           --------    --------    --------    --------    --------
  Total Fixed Charges...................................    $244.5      $221.1      $223.8      $218.6      $217.7
                                                           --------    --------    --------    --------    --------
Preferred and Preference Dividend
  Requirements: (1)
     Preferred and Preference Dividends.................    $ 28.7      $ 38.5      $ 40.6      $ 39.9      $ 41.8
     Income Tax Required................................      16.4        20.9        20.4        19.1        18.8
                                                           --------    --------    --------    --------    --------
     Total Preferred and Preference Dividend
       Requirements.....................................    $ 45.1      $ 59.4      $ 61.0      $ 59.0      $ 60.6
                                                           --------    --------    --------    --------    --------
Total Fixed Charges and Preferred and Preference
  Dividend Requirements.................................    $289.6      $280.5      $284.8      $277.6      $278.3
                                                           --------    --------    --------    --------    --------
Earnings (2)............................................    $680.4      $685.4      $719.2      $686.5      $652.1
                                                           --------    --------    --------    --------    --------
Ratio of Earnings to Fixed Charges......................      2.78        3.10        3.21        3.14        3.00
Ratio of Earnings to Combined Fixed Charges and
  Preferred and Preference Dividend Requirements........      2.35        2.44        2.52        2.47        2.34

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(1) Preferred and preference dividend requirements consist of an amount equal to the pre-tax earnings which would be required to meet dividend requirements on preferred stock and preference stock.
(2) Earnings are deemed to consist of net income which includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.
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